Exhibit 10.1

LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT

by and among

James River Insurance Company and
James River Casualty Company

and

Aleka Insurance, Inc.

Dated September 27, 2021

TABLE OF CONTENTS

Article I

DEFINITIONS

1.1	Definitions	1

Article II

REINSURANCE CEDED

2.1	Reinsurance Coverage	8
2.2	Commencement of the Reinsurer’s Liability	8
2.3	Exclusions	9
2.4	Territory	10

Article III

REINSURANCE CONSIDERATION

3.1	Net Reinsurance Premium	10
3.2	Payments	10
3.3	MCCA Claims	11

Article IV

ADMINISTRATION

4.1	Administration	12
4.2	Loss Fund Account Funding	12

Article V

DURATION AND TERMINATION

5.1	Duration and Termination	12
5.2	Effect of Termination	13
5.3	Special Termination	13
5.4	Commutation	14

Article VI

INSOLVENCY

6.1	Insolvency of Reinsured	15

I

Article VII

Claims Payments

7.1	Claims Payments	15

Article VIII

DISPUTE RESOLUTION

8.1	Meet and Confer	16

Article IX

ARBITRATION / ATTORNEY FEES

9.1	Arbitration	16
9.2	Attorney Fees	18

Article X

EXTRA CONTRACTUAL OBLIGATIONS/LOSS IN EXCESS OF POLICY LIMITS

10.1	ECOs/XPLs	18

Article XI

SALVAGE AND SUBROGATION

11.1	Salvage and Subrogation	18

Article XII

INURING THIRD PARTY REINSURANCE AGREEMENTS; INDEMNITY AGREEMENTS

12.1	Inuring Third Party Reinsurance Agreements	18
12.2	Indemnity Agreements	19

Article XIII

COLLATERAL

13.1	General Collateral Provisions and Triggers	19
13.2	Collateral	21

Article XIV

LOSS FUND

14.1	Establishment of the Loss Fund Trust Account	22

II

Article XV

REPRESENTATIONS AND WARRANTIES

15.1	Representations and Warranties of the Reinsured	23
15.2	Representations and Warranties of the Reinsurer	24
15.3	Notification of Breach	25

Article XVI

REGULATORY AND LEGAL MATTERS

16.1	Actions	25

Article XVII

CONFIDENTIALITY

17.1	Confidentiality	25

Article XVIII

ERRORS AND OMISSIONS

18.1	Errors and Omissions	27

Article XIX

MATERIAL CHANGES

19.1	Material Changes to Reinsured Contracts and Inuring Third Party Reinsurance Agreements	27

Article XX

ACCESS TO RECORDS; REPORTING

20.1	Access to Books and Records	28
20.2	Reporting	28

Article XXI

MISCELLANEOUS PROVISIONS

21.1	Notices	29
21.2	Entire Agreement	30
21.3	Waiver and Amendment	30
21.4	Successors and Assigns	30
21.5	Headings	30
21.6	Construction; Interpretation	30
21.7	Governing Law and Jurisdiction	31

III

21.8	No Third Party Beneficiaries	31
21.9	Counterparts	31
21.10	Specific Performance	31
21.11	Waiver of Jury Trial	32
21.12	Currency	32
21.13	Non-Solicitation	32
21.14	Taxes	33
21.15	Severability	33

SCHEDULES

1	Reinsured Contracts
2	Indemnity Agreements
3	Inuring Third Party Reinsurance Agreements
4	Required Collateral Amount
5	Example Calculation of Allocation of Loss Fund Amounts
6	Data Processing Exhibit
7	MCCA Claims

IV

LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT

THIS LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT, dated September 27, 2021 (the “Contract Effective Date”) (together with all schedules and exhibits, this “Reinsurance Agreement”), is made and entered into by and among (i) James River Insurance Company, an Ohio corporation (“James River”) and James River Casualty Company, a Virginia corporation (James River Casualty Company, collectively with James River, the “Reinsured”), and (ii) Aleka Insurance, Inc., a Hawaii corporation (“Aleka” or the “Reinsurer”) (each of the Reinsured and the Reinsurer, each a “Party” and, collectively, the “Parties”).

WHEREAS, certain of the Parties and certain of Rasier, LLC, a Delaware limited liability company, Rasier-CA, LLC, a Delaware limited liability company, Rasier-DC, LLC, a Delaware limited liability company, Rasier-PA, LLC, a Delaware limited liability company, Portier, LLC, a Delaware limited liability company, Uber USA, LLC, a Delaware limited liability company, Uber Commute Services, LLC, a Delaware limited liability company, and Uber Technologies, Inc., a Delaware corporation (collectively, the “Insureds”) have entered into Indemnity Agreements, each as amended or re-executed from time to time through the Contract Effective Date (collectively, the “Indemnity Agreements” and as listed in Schedule 2 hereto), pursuant to which the various Insureds agreed to indemnify James River for certain percentages of the claims that James River paid under automobile liability insurance policies provided by James River to the various Insureds;

WHEREAS, the Parties desire to enter into a loss portfolio transaction whereby Reinsurer will reinsure losses and Allocated Loss Adjustment Expenses (as such term is defined below) on the Reinsured Contracts (as such term is defined below); and

WHEREAS, the Parties intend to effect this loss portfolio transaction through the transfer to the Reinsurer of obligations under the Reinsured Contracts, which will be retroactively reinsured by the Reinsurer, in exchange for payment of the Net Reinsurance Premium (as such term is defined below) by James River to the Reinsurer.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Reinsured and the Reinsurer hereby agree as follows:

Article I

DEFINITIONS

1.1          Definitions. The following terms shall have the respective meanings set forth below throughout this Reinsurance Agreement (definitions are applicable to both the singular and the plural forms of each term defined in this Article I):

“Action” means (i) any civil, criminal, regulatory or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case before or brought by a Governmental Authority relating to the Subject Business or (ii) any investigation or written inquiry by a Governmental Authority relating to the Subject Business, other than any examination by a Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any taxes, including a tax audit.

“Actuary Panel” has the meaning set forth in Section 5.3(d).

“Administered Business” has the meaning set forth in the Administrative Services Agreement.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Contract Effective Date, by and among the Reinsured, the Reinsurer and the Administrator, pursuant to which the Administrator will administer claims arising under the Administered Business following each such claim’s Transition Date.

“Administrator” has the meaning set forth in Section 4.1(a).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aleka” has the meaning set forth in the Preamble.

“Allocated Loss Adjustment Expenses” means all costs and expenses incurred, directly by the Reinsured, or indirectly through an affiliate or a third party service provider engaged by the Reinsured, on or after the Financial Effective Date in connection with or incidental to the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific Claim or loss, or alleged loss, with respect to the Subject Business, including (x) all costs and expenses incurred by the Reinsured related to ECO, ex gratia payments and XPL other than Specified ECO/XPL, and (y) all administration costs (including costs of third party administrators (but, for the avoidance of doubt, excluding any costs payable by the Reinsured pursuant to Section 7.2(j) of the Administrative Services Agreement) and of James River following any necessary resumption by James River of the administration of the Administered Business in compliance with the procedures set forth in the Administrative Services Agreement or in connection with the preparation for the resumption of administration following a notice from the Reinsurer pursuant to Section 7.2(i)(i)(x) of the Administrative Services Agreement), and shall include (i) court costs or costs associated with any alternative dispute resolution process such as arbitration or mediation; (ii) costs of supersedeas and appeal bonds; (iii) monitoring counsel expenses; (iv) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including declaratory judgment actions and costs of counsel appointed under Sections 4.1 and 4.2 of the Administrative Services Agreement (but, for the avoidance of doubt, excluding separate legal representation appointed at the Reinsured’s own expense pursuant to Section 4.1(d) and Section 4.2(c) of the Administrative Services Agreement); (v) all attorneys’ fees and costs incurred investigating potential fraudulent claims; (vi) all litigation and medical cost containment expenses, including surveillance expenses, medical records review consultant fees, fixed amounts for medical cost containment and litigation management expenses; (vii) fees and costs of outside independent adjusters, consultants, hearing representatives, re-inspectors, investigators, settling agents and any other similar service provider or vendor routinely retained as part of the Claim adjustment process; (viii) post-judgment interest; (ix) pre-judgment interest, unless included as part of an award or judgment; (x) subrogation, salvage and recovery expenses, including sums paid to attorneys as retainer, of obtaining or making such recovery; (xi) expenses for participation in voluntary and involuntary market pools; (xii) attorneys’ fees and costs incurred in discharging the Reinsured’s right and duty to defend under the Reinsured Contracts; (xiii) attorneys’ fees and costs incurred in defending the Reinsured against uninsured or underinsured motorist arbitration; (xiv) costs of insurance office searches, police reports and special investigation unit expenses and (xv) costs (other than Specified ECO/XPL) incurred by the Administrator or the Reinsured with respect to Legal Actions and Regulatory Actions, as defined in the Administrative Services Agreement (but, for the avoidance of doubt, excluding separate legal representation appointed at the Reinsured’s own expense pursuant to Section 4.1(d) and Section 4.2(c) of the Administrative Services Agreement); provided, however, that for purposes of this definition, costs and expenses shall not include costs of the Reinsured’s own staff, salaries, benefits, per diem or other compensation of employees, officers, or directors, office rent and other occupancy costs, operational expenses and overhead and general office expenses including telephones and information technology except for any of Reinsured’s such costs allocable to James River’s resumption of the administration of the Administered Business in compliance with the procedures set forth in the Administrative Services Agreement.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party, and any Order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties.

“Arbitration” has the meaning set forth in Section 9.1(a).

“Arbitrators” has the meaning set forth in Section 9.1(a).

“Assets” means any assets deposited into the Trust Account by or on behalf of Aleka and any successor of Aleka, excluding any interest, dividends or investment earnings thereon.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York are required or authorized by law to be closed.

“Case Reserves” means reserves that represent estimated, but unpaid, Covered Losses, as reported each month by the Reinsured.

“Chair” has the meaning set forth in Section 9.1(a).

“Claim” means a claim arising under any of the Reinsured Contracts.

“Claims Services Agreements” means any claims services agreements entered into between Rasier, LLC and James River prior to the Contract Effective Date, each as may be amended from time to time through the Contract Effective Date.

“Collateral Revision Principles” has the meaning set forth in Section 13.1(b).

“Commencement Letter” has the meaning set forth in Section 9.1(b).

“Common Interest Agreement” means the Common Interest Agreement entered into between the Parties and certain of their Affiliates on May 14, 2021.

“Commuted Claim” has the meaning set forth in Section 5.4(a).

“Confidential Information” means any information, whether disclosed to Receiving Party before or after the Contract Effective Date, specifically shared in connection with the Reinsurance Agreement, not generally known by the public that relates to the insurance business of any Reinsured, Reinsurer, or Insured and/or their Affiliates, and which specifically includes: business information (including accounts), claims information, financial information, business methods, reserving information and methodologies, Personal Data, unannounced business relationships (e.g., transactions that a Party is negotiating), trade secrets and the like.

“Contract Effective Date” has the meaning set forth in the Preamble.

“Covered Losses” has the meaning set forth in Section 2.2(b).

“Data Privacy Laws” has the meaning set forth in Schedule 6.

“Demand for Arbitration” has the meaning set forth in Section 9.1(b).

“Disclosing Party” has the meaning set forth in Section 17.1(a).

“ECO” means any liabilities imposed upon the Reinsured by judgment, settlement or decree that are not covered under any contractual provision of the Reinsured Contracts and which arise from handling of any Claim relating to the Subject Business, such liabilities arising because of, but not limited to, the following: (i) failure by the Reinsured to settle within the policy limit; (ii) alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured; or (iii) in the preparation or prosecution of an appeal consequent upon actions relating to clause (i) or (ii).

“Excluded Liabilities” has the meaning set forth in Section 2.3(d).

“Existing Trust Account” means the trust account established under the Existing Trust Agreement.

“Existing Trust Agreement” means the Trust Agreement, effective March 1, 2017, among the Reinsurer, the Reinsured and the Existing Trustee.

“Existing Trustee” means Wells Fargo Bank, N.A., as Trustee under the Existing Trust Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Contract Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Financial Effective Date” means July 1, 2021, being the effective date of the transfer of liabilities between the Reinsured and the Reinsurer.

“Governmental Authority” means any government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority, which may be partly or wholly autonomous.

“Indemnified Policy” has the meaning set forth in the Administrative Services Agreement.

“Indemnity Agreements” has the meaning set forth in the Recitals.

“Independent Actuary” means the “Independent Actuary” as defined in the Omnibus Amendment Agreement.

“Information Security Incident” has the meaning set forth in Schedule 6.

“Insurance Program Agreement” means the Insurance Program Agreement between Rasier, LLC and James River, dated July 1, 2017, as amended March 1, 2018, June 25, 2019, July 29, 2019 and as may be further amended through the Contract Effective Date.

“Insureds” has the meaning set forth in the Recitals.

“Inuring Third Party Reinsurance Agreements” means those agreements and instruments pursuant to which James River has ceded to, or is otherwise entitled to reimbursement from, one or more unaffiliated third party reinsurers or other entities, risks (or, in the case of such reimbursement, losses arising from risks) specifically related to the Subject Business, such agreements as listed in Schedule 3.

“Inuring Third Party Reinsurance Recoverables” means amounts recoverable under the Inuring Third Party Reinsurance Agreements.

“James River” has the meaning set forth in the Preamble.

“JAMS” has the meaning set forth in Section 9.1(a).

“JAMS Comprehensive Rules” has the meaning set forth in Section 9.1(b).

“Loss Fund Amount” means “Loss Fund Amount” as defined in the Administrative Services Agreement.

“Loss Fund Reimbursements” means “Loss Fund Reimbursements” as defined in the Administrative Services Agreement.

“Loss Fund Trust Account” means the combination of two segregated trust accounts procured by the Reinsured on or prior to the Contract Effective Date, with and in the name of the Trustee, in accordance with the terms of the Loss Fund Trust Agreement.

“Loss Fund Trust Agreement” means the Loss Fund Trust Agreement, dated as of the Contract Effective Date, by and among the Reinsured, the Reinsurer, the Administrator and the Loss Fund Trustee, pursuant to which the Loss Fund Trustee will receive and hold certain assets on behalf of the Reinsured for the benefit of the Administrator.

“Loss Fund Trustee” means Wells Fargo Bank, N.A., as Loss Fund Trustee under the Loss Fund Trust Agreement.

“MCCA Claim” means any Claim that, at any time during the term of this Reinsurance Agreement, triggers a reporting obligation to the Michigan Catastrophic Claims Association pursuant to Article 10.01(a) of the Plan of Operation of the MCCA as in effect from time to time.

“MCCA PIP Retention Amount” means, for any MCCA Claim, the applicable amount set forth in Act No. 3, Public Acts of 2001 of the Legislature of the State of Michigan, codified at Section 500.3104 of the Insurance Code of 1956 of the State of Michigan.

“Minimum Capital and Surplus” means the greater of (i) that minimum unimpaired capital and surplus that Reinsurer is required to maintain pursuant to Haw. Rev. Stat. 431:19-104, and (ii) one hundred and fifty million dollars ($150,000,000); provided that if, at any time, the Required Collateral Amount is less than twenty-five million dollars ($25,000,000), “Minimum Capital and Surplus” shall mean that minimum unimpaired capital and surplus that Reinsurer is required to maintain pursuant to Haw. Rev. Stat. 431:19-104.

“Net Reinsurance Premium” means the amount set forth in Section 3.1(a).

“Omnibus Amendment Agreement” means the Omnibus Amendment Agreement, dated as of the Contract Effective Date, by and among the Reinsured, the Reinsurer and certain of the Reinsurer’s Affiliates

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

“Personal Data” has the meaning set forth in Schedule 6.

“Privacy Exhibit” has the meaning set forth in Schedule 6.

“Receiving Party” has the meaning set forth in Section 17.1(a).

“Reinsurance Agreement” has the meaning set forth in the Preamble.

“Reinsurance Premium” means the amount set forth in Section 3.1(a).

“Reinsured” has the meaning set forth in the Preamble, including any predecessor or successor of such companies, including by reason of merger, consolidation or otherwise.

“Reinsured Contracts” means all policies identified in Schedule 1.

“Reinsured Liabilities” has the meaning set forth in Section 2.1.

“Reinsurer” has the meaning set forth in the Preamble.

“Related Agreements” means this Reinsurance Agreement, the Administrative Services Agreement, the Trust Agreement, the Release Agreement, the Transition Services Agreement, the Omnibus Amendment Agreement, the Claims Services Agreement, the Indemnity Agreements, the Existing Trust Agreement, the Loss Fund Trust Agreement, the Insurance Program Agreement, the Common Interest Agreement, that certain Data Protection Agreement, dated September 3, 2021, entered in by the Reinsured, Reinsurer, and the Administrator, that certain Non-Disclosure Agreement, dated May 17, 2021, entered into by the Reinsured and Reinsurer and that certain Non-Disclosure Agreement, dated August 12, 2021, entered in by the Reinsured, Reinsurer and the Administrator.

“Related Arbitration” has the meaning set forth in Section 9.1(d).

“Release Agreement” means the Release Agreement, dated as of the Contract Effective Date, by and among the Reinsured, the Reinsurer and certain of the Reinsurer’s Affiliates.

“Representatives” means, with respect to a Party, such Party’s directors, officers, employees and advisors.

“Required Collateral Amount” has the meaning set forth in Section 13.1(a).

“Required Modifications” has the meaning set forth in Section 19.1(b).

“Salvage and Subrogation Recoveries” means deductibles, salvage and subrogation (other than any reinsurance recoverables) in respect of the Subject Business actually recovered by the Reinsured on or after the Financial Effective Date.

“Security Program” has the meaning set forth in Schedule 6.

“Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such entity or entities will, as of such date, exceed (i) the value of all “liabilities of such entity or entities, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such entity or entities, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (b) such entity or entities will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date or to satisfy the minimum capital and surplus requirements under Applicable Law; and (c) such entity or entities will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such entity or entities will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified ECO/XPL” means any ECO or XPL to the extent that such amounts are found to have primarily resulted from the gross negligence or willful misconduct of any of the Reinsured or any of their Affiliates prior to the Transition Date, proven by clear and convincing evidence and determined by Arbitration, including any ECO or XPL already paid by Reinsured for a Claim as of the Financial Effective Date for such Claim for which notification has not been presented for indemnification by the Insureds prior to the Financial Effective Date; provided, however, that “Specified ECO/XPL” shall exclude any and all ECO, ex gratia payment or XPL associated with Claims that are closed as of the Contract Effective Date, including amounts actually claimed or that potentially could be claimed against the Reinsured by excess insurers on Claims that have been settled by exhaustion of policy limits of one or more Reinsured Contracts prior to the Contract Effective Date.

“Subject Business” means (i) any loss of Reinsured arising out of, in connection with or as a result of a Claim that is unpaid, in whole or in part, as of the Financial Effective Date, only to the extent of the unpaid amount of Claim as of that date; (ii) any expenses incurred by Reinsured in servicing any Claim pursuant to the Claims Services Agreement after the Financial Effective Date and prior to its respective Transition Date that are unpaid, in whole or in part, but only on the extent of the unpaid amount of such expenses as of its respective Transition Date; and (iii) any payment obligation (other than any payment obligation or other liability arising out of, in connection with or relating to this Reinsurance Agreement) related to a Claim that arises out of, in connection with or related to any policy, certificate, binder, contract or cover note of insurance or reinsurance issued by, or on behalf of, the Reinsured with respect to any Reinsured Contract pursuant to which such Claim arose that is unpaid, in whole or in part, as of the Financial Effective Date, only to the extent of the unpaid amount of such payment obligation under this clause (iii).

“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Third Party” has the meaning set forth in Schedule 6.

“Total Collateral” has the meaning set forth in Section 13.2(c).

“Transition Date” means, for any Claim, the date that file handling for that Claim moves from the Reinsured to the Administrator pursuant to the Transition Services Agreement and the Administrative Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Contract Effective Date, by and among James River, the Reinsurer and Rasier, LLC, pursuant to which James River will transition administration of the Reinsured Contracts, the Indemnified Policies and claims arising thereunder to the Administrator following the Contract Effective Date.

“Trust Account” means a segregated trust account procured by the Reinsurer on or prior to the Contract Effective Date, with and in the name of the Trustee, in accordance with the terms of the Trust Agreement.

“Trust Agreement” means the Trust Agreement, dated as of the Contract Effective Date, by and among the Reinsured, the Reinsurer and the Trustee, pursuant to which the Trustee will receive and hold certain assets on behalf of the Reinsured.

“Trustee” means Wells Fargo Bank, N.A.

“Ultimate Net Loss” has the meaning set forth in Section 2.2(b).

“XPL” means any amount paid or payable by the Reinsured on a Reinsured Contract in excess of policy limits for which the Reinsured would have been contractually liable to pay had it not been for the limit of such Reinsured Contract.

Article II

REINSURANCE CEDED

2.1          Reinsurance Coverage.

Effective as of the Financial Effective Date, the Reinsured shall cede to the Reinsurer, and the Reinsurer shall reinsure, 100% of all losses, liabilities and expenses included within the definition of Ultimate Net Loss, with no aggregate or individual claim limit (the “Reinsured Liabilities”).

2.2          Commencement of the Reinsurer’s Liability.

(a)           The Reinsurer’s liability under Section 2.1 of this Reinsurance Agreement shall, on the Contract Effective Date, attach simultaneously with that of the Reinsured as of the Financial Effective Date, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Reinsurance Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments and waivers and to the same modifications, alterations and cancellations, as the respective Reinsured Contracts and Subject Business to which liability under this Reinsurance Agreement attaches, the true intent of this Reinsurance Agreement being that the Reinsurer shall, in every case to which liability under this Reinsurance Agreement attaches, follow the fortunes of the Reinsured, and the Reinsurer shall be bound, without limitation, by all payments and settlements entered into by or on behalf of the Reinsured (including by the Administrator pursuant to the Administrative Services Agreement), subject to the terms, conditions and provisions set forth herein.

(b)           “Ultimate Net Loss” means the sum of (i) any amount which is paid, required to be paid or due to be paid by the Reinsured on and after the Financial Effective Date in respect of Subject Business for settlements or satisfaction of judgements or awards within the terms and limits of the Reinsured Contracts (“Covered Losses”); plus (ii) Allocated Loss Adjustment Expenses; minus (iii) Salvage and Subrogation Recoveries as described in Article XI actually collected, without duplication to amounts the Reinsurer recovers directly pursuant to Section 11.1; minus (iv) Inuring Third Party Reinsurance Recoverables, whether recovered or not, the amount to be deducted for purposes of this clause (iv) in calculating Ultimate Net Loss to include, by way of example and not to limit the generality of the foregoing, (a) any amounts in excess of any maximum permissible loss ratio cap set forth in any Inuring Third Party Reinsurance Agreement, and (b) any amounts not recoverable due to breach of or other non-compliance with any Inuring Third Party Reinsurance Agreements by the Reinsured (including any voiding that may occur with respect to Inuring Third Party Reinsurance Agreements as a result of any such breach or other non-compliance); minus (v) losses indemnified by the Insureds, and actually received by the Reinsured, pursuant to the existing Indemnity Agreements, provided that any amounts that would have been indemnified by the Insureds pursuant to an existing Indemnity Agreement but are not in fact indemnified pursuant to the terms thereof and pursuant to the terms of Section 12.2 hereof shall be included in the definition of Ultimate Net Loss; minus (vi) Excluded Liabilities; provided, however, in no event shall Ultimate Net Loss include Specified ECO/XPL.

(c)           The Subject Business is subject to the terms and conditions of the original Reinsured Contracts in the Subject Business and automatically follows all modifications thereto required by a Governmental Authority or pursuant to Applicable Law, subject to the exclusions and the other terms and conditions of this Reinsurance Agreement.

(d)           The Reinsurer shall be bound by the Reinsured’s and their Affiliates’ liability with respect to the Subject Business as determined by a court or arbitration panel or arising from a judgment, settlement, compromise or adjustment of Claims or losses related to the Subject Business, including payments involving coverage issues and the resolution of whether such claim is required by contract or Applicable Law, to be covered (or not to be excluded), regardless of whether such court or arbitration determination, judgment, settlement, compromise or adjustment is in respect of a liability recognized by or contrary to the governing law of this Reinsurance Agreement.

2.3          Exclusions.

Notwithstanding any provision of this Reinsurance Agreement to the contrary, the Reinsurer shall not be liable for any liabilities or obligations of the Reinsured that are not Reinsured Liabilities, including:

(a)           Any sum paid, or booked as paid, prior to the Financial Effective Date in settlement or payment of any obligation arising from Subject Business, including any such sums for Covered Losses, Allocated Loss Adjustment Expenses or Specified ECO/XPL;

(b)           Any liability assumed by any Reinsured under a reinsurance agreement or cover note entered into on or after the Financial Effective Date, or any additional liability arising from an amendment to a reinsurance agreement, which amendment was entered into on or after the Financial Effective Date; and

(c)           Any liability associated with MCCA Claims identified prior to the Contract Effective Date, as listed in Schedule 7.

(d)           Any additional liability arising from an amendment to an Inuring Third Party Reinsurance Agreement by a Reinsured except as permitted by Section 19.1 (collectively, (a)-(d) constitute the “Excluded Liabilities”).

2.4          Territory.

The reinsurance provided under this Reinsurance Agreement shall be coextensive with the territory of the Reinsured Contracts.

Article III

REINSURANCE CONSIDERATION

3.1          Net Reinsurance Premium.

On the Contract Effective Date, James River shall pay to the Reinsurer an amount in cash of three hundred and seventeen million, six hundred and five thousand, nine hundred and twenty dollars and ninety-five cents ($317,605,920.95) (the “Net Reinsurance Premium”), to be deposited directly by James River on behalf of the Reinsurer into the Trust Account by wire transfer of immediately available United States dollars to such bank account or accounts as designated by the Trustee pursuant to the Trust Agreement, such amount reflects three hundred and forty-five million, one hundred and forty-five thousand, seven hundred and seven dollars and ninety-eight cents ($345,145,707.98) (the “Reinsurance Premium”) reduced by twenty-seven million, five hundred and thirty-nine thousand, seven hundred and eighty-seven dollars and three cents ($27,539,787.03) for paid losses from and including the Financial Effective Date to and including August 31, 2021. The Parties acknowledge that eleven million, seven hundred and sixty-seven thousand dollars ($11,767,000) of the Reinsurance Premium represents contribution towards the Administration Fee (as defined in the Administrative Services Agreement) by James River.

3.2          Payments.

(a)           Except with respect to payments of Ultimate Net Loss made by Reinsurer to third parties on behalf of Reinsured, all payments between the Parties made pursuant to this Reinsurance Agreement shall be made either (i) by wire transfer of immediately available United States dollars in cash to such bank account or accounts as designated by the recipient or (ii) by direct deposit or direct debit through the Automated Clearing House (ACH) system.

(b)           Except with respect to payments of Ultimate Net Loss made by Reinsurer to third parties on behalf of Reinsured, all payments by the Reinsurer to the Reinsured shall be made directly to Reinsured or to its liquidator, receiver or statutory successor.

3.3          MCCA Claims.

(a)           If, at any time prior to the transition of a Claim to the Administrator pursuant to the Transition Services Agreement, the Reinsured determines that such Claim has become an MCCA Claim, (i) the MCCA Claim shall cease to be a Reinsured Liability, (ii) the MCCA Claim shall no longer be subject to transition pursuant to the Transition Services Agreement, (iii) the MCCA Claim shall continue to be administered by the Reinsured, and (iv) the MCCA Claim shall promptly, and in no event later than twenty (20) Business Days following the date of such determination, be commuted under this Reinsurance Agreement by Aleka to the relevant Reinsured, on economic terms to be agreed upon (including $5,000 reimbursement to the Reinsured by Aleka as consideration for the transition of handling of each MCCA Claim to the Reinsured and continued liability on the Reinsurer for the MCCA Claim (up to the MCCA PIP Retention Amount in the case of personal injury protection portions of the MCCA Claim) by Aleka and the relevant Insured, on the one hand, and the Reinsured, on the other hand, and otherwise in accordance with the provisions (including, without limitation, the timing provisions with respect to valuation) of Section 5.4 of this Reinsurance Agreement.

(b)           If, at any time following the transition of a Claim to the Administrator pursuant to the Transition Services Agreement, the Administrator determines that such Claim has become an MCCA Claim, then (i) the MCCA Claim shall cease to be a Reinsured Liability, (ii) the MCCA Claim shall promptly, and in no event later than twenty (20) Business Days following the date that the Administrator notifies Aleka and the Reinsured that such Claim has become an MCCA Claim, be commuted under this Reinsurance Agreement by Aleka to the relevant Reinsured, (iii) the administration of the MCCA Claim shall be transferred by the Administrator to the Reinsured for administration by the Reinsured at the time the MCCA Claim is commuted pursuant to clause (ii) of this Section 3.3(b), and (iv) the economic terms of such commutation shall be agreed upon (including $5,000 reimbursement to the Reinsured by Aleka as consideration for the transition of handling of each MCCA Claim to the Reinsured and continued liability on the Reinsurer for the MCCA Claim up to the MCCA PIP Retention Amount in the case of personal injury protection portions of the MCCA Claim) by Aleka and the relevant Insured, on the one hand, and the Reinsured, on the other hand, and otherwise in accordance with the provisions (including, without limitation, the timing provisions with respect to valuation) of Section 5.4 of this Reinsurance Agreement.

Article IV

ADMINISTRATION

4.1          Administration.

(a)           James River and Reinsurer shall appoint an administrator (the “Administrator”) to perform all administrative services with respect to the Reinsured Contracts as respects the Administered Business (including the Subject Business), pursuant to the Administrative Services Agreement, until the earlier of the date of termination of this Reinsurance Agreement, the date of termination of the Administrative Services Agreement or the resignation or replacement of the Administrator pursuant to the terms of the Administrative Services Agreement and the Administrator Schedule (as defined in the Administrative Services Agreement). The Parties acknowledge that they have agreed to appoint an administrator as Administrator as of the Contract Effective Date, and that substantially simultaneously with the execution and delivery of this Reinsurance Agreement they will enter into the Administrative Services Agreement with the Administrator.

(b)           Pursuant to the terms and conditions of the Transition Services Agreement, the Reinsured and the Reinsurer shall cooperate in good faith to transition all administrative services with respect to the Reinsured Contracts and the Indemnified Policies to the Administrator.

4.2          Loss Fund Account Funding.

On or before the first Transition Date, James River shall withdraw from the Trust Account, and deposit into the Loss Fund Trust Account, the portion of the Loss Fund Amount applicable pursuant to this Reinsurance Agreement to the Claims to be transitioned on such Transition Date by wire transfer of immediately available United States dollars in cash to such bank account or accounts as designated by the Loss Fund Trustee pursuant to the Loss Fund Trust Agreement. The Loss Fund Amount shall be updated from time to time in accordance with the provisions of Article XIV.

Article V

DURATION AND TERMINATION

5.1          Duration and Termination.

This Reinsurance Agreement shall commence on the Contract Effective Date and continue in force until the earlier of: (i) the date the Reinsured’s liability with respect to the Subject Business is terminated and all amounts due the Reinsured under this Reinsurance Agreement with respect to the Subject Business are paid; (ii) the date on which this Reinsurance Agreement is terminated, in whole but not in part, by the mutual written consent of the Parties; (iii) in part as to any Commuted Claim, the date of commutation of such Commuted Claim in accordance with the provisions of Section 5.4; or (iv) the date on which the Reinsured or Reinsurer terminates this Reinsurance Agreement pursuant to Section 5.3.

5.2          Effect of Termination.

Notwithstanding the other provisions of this Article V, the terms and conditions of Articles I (“Definitions”), VIII (“Dispute Resolution”), IX (“Arbitration/Attorney Fees”), XVII (“Confidentiality”), XX (“Access to Records; Reporting”), and Article XXI (“Miscellaneous Provisions”) shall remain in full force and effect after the termination of this Reinsurance Agreement.

5.3          Special Termination.

(a)           The Reinsured may terminate this Reinsurance Agreement, in whole but not in part, in the event that:

(i)            any Governmental Authority of competent jurisdiction orders the Reinsurer to cease reinsuring business;

(ii)           the Reinsurer (whether voluntarily or involuntarily) becomes insolvent or the subject of any liquidations, administration, rehabilitation, receivership, supervision, conservation or bankruptcy action or proceeding;

(iii)          Reinsurer fails to maintain Minimum Capital and Surplus and the Reinsurer has not cured such shortfall (a) within thirty (30) calendar days of becoming aware thereof, if the Reinsurer has minimum capital and surplus of less than one hundred and fifty million dollars ($150,000,000) as of such date or (b) within sixty (60) calendar days of becoming aware thereof, if the Reinsurer has minimum capital and surplus of one hundred and fifty million dollars ($150,000,000) or greater as of such date;

(iv)          there is a change of control of Reinsurer or Reinsurer files an application for an insurance business transfer of substantially all its business, and the Insureds or their Affiliates do not assume full responsibility for all the Reinsured Liabilities;

(v)           the Reinsurer breaches any of its representations or warranties in a manner that does or would reasonably be expected to materially and adversely affect the ability of Reinsurer to perform its obligations under this Reinsurance Agreement; or

(vi)          the Reinsurer materially breaches any of its covenants or obligations under this Reinsurance Agreement, and the Reinsurer has not cured such breach within thirty (30) calendar days of receiving written notice thereof from the Reinsured.

(b)           The Reinsurer may terminate this Reinsurance Agreement, in whole but not in part, in the event that the Reinsured breaches any of its representations or warranties in a manner that does or would reasonably be expected to materially and adversely affect the ability of Reinsured to perform its obligations under this Reinsurance Agreement, and the Reinsured has not cured such breach within thirty (30) calendar days of providing written notice thereof to the Reinsurer.

(c)           The Reinsured or Reinsurer may deliver notice of termination following any of the events set forth in Section 5.3(a) or 5.3(b), respectively.

(d)           If the Reinsured or Reinsurer elects termination pursuant to Section 5.3(c), the Reinsured and Reinsurer shall mutually determine the amount due and payable by the Reinsurer in a terminal settlement statement (including $5,000 reimbursement to the Reinsured by Aleka as consideration for the transition of handling of each open Claim to the Reinsured). The Reinsurer shall pay such balance to the Reinsured in cash by wire transfer of immediately available funds to the account designated in writing by the Reinsured within ten (10) Business Days after delivery of the statement. In case of any dispute with respect to the terminal settlement, the undisputed portion of the terminal settlement shall be paid in accordance with this Section 5.3(d) within ten (10) Business Days after delivery of the statement, and the Reinsurer may deliver a written demand for a “meet and confer” pursuant to the procedures set forth in Section 8.1. Disputes that are not resolved via the meet and confer shall be resolved by a panel of three independent actuaries, one selected by the Reinsured, one selected by the Reinsurer and the third selected by the Party-selected actuaries (an “Actuary Panel”). The Actuary Panel’s review of the terminal settlement amount shall be a de novo calculation applying the Actuary Panel’s own interpretation of standard actuarial principles, calculating a new terminal settlement amount that is between Reinsured’s and Reinsurer’s calculation thereof. The Reinsurer and the Reinsured shall use commercially reasonable efforts to cause the Actuary Panel to deliver its resolution of such dispute within thirty (30) calendar days of the request by the Reinsurer and the Reinsured, and such determination shall be binding on the Reinsured and the Reinsurer. The expenses of the Actuary Panel shall be paid by the Party whose calculation of the terminal settlement was further from the amount determined by the Actuary Panel, provided that if the amount determined by the Actuary Panel is the midpoint between the calculations of the terminal settlement by the Parties, then the expenses of the Actuary Panel shall be paid equally by the Parties.

5.4          Commutation.

(a)           Either Aleka or the relevant Reinsured may request commutation of any one or more Claims.  If both parties agree to consider commutation of a Claim (each, a “Commuted Claim”), then within sixty (60) days after such agreement, the relevant Reinsured shall submit a statement of valuation of the Commuted Claim at the date of such statement, showing the elements considered reasonable to establish the Ultimate Net Loss (including $5,000 reimbursement to the Reinsured by Aleka as consideration for the transition of handling of each Commuted Claim to the Reinsured); provided that commutation of any MCCA Claim shall occur in accordance with Section 3.3. Aleka shall pay the amount of such valuation within ten (10) Business Days of the agreement by both parties as to such statement of valuation and shall no longer be obligated to reinsure the Commuted Claims pursuant to this Reinsurance Agreement; the relevant Reinsured shall assume the administration of the Commuted Claims from the Administrator or, if any or all of the Commuted Claims have yet to be transitioned to the Administrator pursuant to the Transition Services Agreement; and such Commuted Claims shall no longer be subject to transition under the Transition Services Agreement.

(b)           If the Reinsurer delivers notice to the Reinsured that it disagrees with the Reinsured’s valuation of the Commuted Claim, Aleka may deliver a written demand for a “meet and confer” pursuant to the procedures set forth in Section 8.1. If, following completion of such meet and confer, the Parties are unable to agree upon a valuation of the Commuted Claims, the Party requesting commutation may decide to withdraw such request; provided, that with respect to commutation of an MCCA Claim, if, following completion of such meet and confer, the parties are unable to agree upon a valuation of the MCCA Claim, the MCCA Claim shall be valued at an amount equal to $5,000 as consideration for the transition of handling of such MCCA Claim back to the Reinsured and any remaining potential Ultimate Net Loss up to the MCCA PIP Retention Amount with respect to the personal injury protection portion of such MCCA Claim and as agreed by the parties with respect to the non-personal injury protection portion of any such MCCA Claim or, if the parties are unable to so agree, as is decided by arbitration pursuant to Article IX.

Article VI

INSOLVENCY

6.1          Insolvency of Reinsured.

(a)           The Reinsurer hereby agrees that in the event of the insolvency of any Reinsured and the appointment of a conservator, liquidator, receiver or statutory successor of any Reinsured, all amounts due such Reinsured under this Reinsurance Agreement shall be payable by the Reinsurer to any conservator, liquidator, receiver or statutory successor of such Reinsured on the basis of the Claims allowed against such Reinsured by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of such Reinsured having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any Claims. Payments by the Reinsurer as set forth in this Section 6.1 shall be made directly to the Reinsured or to its conservator, liquidator, receiver or statutory successor. Under no circumstances shall Reinsurer’s liability hereunder be accelerated or enlarged by the insolvency of any Reinsured.

(b)           It is agreed and understood, however, that in the event of the insolvency of any Reinsured the liquidator, receiver or statutory successor of such Reinsured shall give written notice of the pendency of a claim against such Reinsured on a Reinsured Contract within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to such Reinsured or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against such Reinsured as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to such Reinsured solely as a result of the defense undertaken by Reinsurer.

Article VII

Claims Payments

7.1          Claims Payments.

For Claim payments under this Reinsurance Agreement both before and after the Transition Date for any such Claim, on a monthly basis the Reinsured shall seek reimbursement from the Reinsurer of Ultimate Net Loss for amounts paid by providing to the Reinsurer within fifteen (15) calendar days following the end of each calendar month a loss bordereau with Ultimate Net Loss payment activity for each Claim separately. For the avoidance of doubt, payment for such Ultimate Net Loss shall be processed by withdrawing amounts due from the Trust Account pursuant to the terms of the Trust Agreement. Any such withdrawal shall not create any immediate obligation of the Reinsurer to contribute assets to the Trust Account, which shall only be required pursuant to the procedures set forth in Article XIII.

Article VIII

DISPUTE RESOLUTION

8.1          Meet and Confer.

As a condition precedent to (i) the filing of any Demand for Arbitration (as defined in Section 9.1(a) below) arising out of this Reinsurance Agreement or (ii) the referral of a dispute to the Independent Actuary or Actuary Panel pursuant to Section 13.1(f) or an Actuary Panel pursuant to Section 5.3(d), an executive officer of the aggrieved Party with full decision making authority for that Party (i.e., possessing authority to make a decision without consulting others) shall first attempt to “meet and confer” by videoconference or in person with an executive officer of the other Party with full decision making authority for that Party (i.e., possessing authority to make a decision without consulting others) in an attempt to resolve the issue in good faith. The “meet and confer” shall take place within fourteen (14) calendar days of a written demand for such “meet and confer,” or at any other time as agreed by the Parties in writing. In any subsequent Arbitration or court action to enforce an award, the Chair (as defined in Section 9.1(a) below) or judge shall have the discretion to award the fees and costs of the Arbitration to the prevailing Party if the Chair or judge finds that the non-prevailing Party either refused to “meet and confer” or that the “meet and confer” was not in good faith.

Article IX

ARBITRATION / ATTORNEY FEES

9.1          Arbitration.

(a)           In the event of any dispute or difference of opinion hereafter arising between the Parties with respect to matters relating to or arising in connection with this Reinsurance Agreement or with respect to their obligations or performance hereunder, including disputes or disagreements with respect to payments hereunder as well as the formation or interpretation of the Reinsurance Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to binding arbitration (“Arbitration”) before a panel consisting of three neutral arbitrators (“Arbitrators”), one chosen by the Reinsured and one chosen by the Reinsurer, together with a Chairperson (“Chair”) to be chosen by the two Party-selected Arbitrators. The Arbitrators shall not be under the control of either Party, and shall have no financial interest in the outcome of the Arbitration. The Chair shall be affiliated with Judicial Arbitration and Mediation Services (“JAMS”), and the party-selected Arbitrators may but need not be affiliated with JAMS.

(b)           Unless otherwise agreed by the Parties in writing, the Arbitration shall be administered by the Los Angeles, California office of JAMS and shall be governed by JAMS Comprehensive Arbitration Rules and Procedures then in effect (“JAMS Comprehensive Rules”) (except as modified herein). Commencement of Arbitration shall be governed by the JAMS Comprehensive Rules and shall be initiated by a Demand for Arbitration filed with JAMS (“Demand for Arbitration”). Each Party acknowledges and agrees that this Reinsurance Agreement constitutes a pre-dispute written contractual provision requiring the Parties to arbitrate their dispute and claims and specifying JAMS administration. Each Party shall respond to the Commencement Letter issued thereafter by JAMS (“Commencement Letter”) and notify the JAMS Administrator of the identity in writing of its party-selected Arbitrator within thirty (30) calendar days following issuance of the Commencement Letter. The party-selected Arbitrators shall agree on a Chair within thirty (30) calendar days of the date on which notice of the identity of both party-selected Arbitrators has been given. In the event either Party fails or refuses to respond to the Commencement Letter or fails to select an Arbitrator within this time period, the other Party may choose two Arbitrators who shall in turn choose a Chair. The Chair shall have the power to enter an award in favor of the non-defaulting Party in accordance or consistent with JAMS Comprehensive Rules. If the Arbitrators are chosen by the Parties but fail to agree upon the selection of a Chair within thirty (30) calendar days following notice of appointment as provided herein, the Chair shall be determined by the process specified in the JAMS Comprehensive Rules, provided that the Chair candidates shall be from the list of available neutrals in the Los Angeles office of JAMS.

(c)           The Arbitration hearing shall take place in Los Angeles, California. The Arbitrators shall consider this Reinsurance Agreement as an honorable engagement, as well as a legal obligation, and they are relieved of all judicial formalities regarding procedural matters, and may abstain from following the strict rules of law regarding entering of evidence. Discovery shall be taken in accordance with the JAMS Comprehensive Rules or in the discretion of the Arbitrators upon application of any Party to the Arbitrators for leave to do so by majority decision, or by the Chair if the Arbitrators are not able to reach a majority. The Partial Final Award (if any) and Final Award (each as defined in JAMS Comprehensive Rules) of the Arbitrators shall be final and binding. Judgment upon the Partial Final Award (if any) and Final Award may be entered in any court of competent jurisdiction, and the Parties agree that the United States District Court for the Central District of California and the Superior Court of California in and for the County of Los Angeles are courts of competent jurisdiction for entry and enforcement of judgment on the Partial Final Award (if any) and Final Award.

(d)           In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to an arbitration brought under the Related Agreements (the “Related Arbitration”), the arbitrators appointed in the Related Arbitration may consolidate the Related Arbitration with any other arbitration proceeding relating to the Related Agreements. The arbitrators shall not consolidate such arbitrations unless they determine that (i) the arbitrations so filed have common issues of fact or law so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by arbitration tribunal(s) constituted hereunder or under the Related Agreements, the conflict will be resolved by the ruling of the arbitration tribunal that was appointed in the first-filed arbitration proceedings commenced pursuant to this Reinsurance Agreement; or, if there are no proceedings commenced pursuant to this Reinsurance Agreement, by the tribunal appointed in the arbitration proceedings that were filed first in time pursuant to any of the other Related Agreements. If proceedings are consolidated, the arbitrators in those consolidated proceedings shall be the members of the arbitration tribunal that was appointed in the first-filed arbitration proceedings commenced pursuant to this Reinsurance Agreement; or, if there are no proceedings pursuant to this Reinsurance Agreement, the members of the arbitration tribunal that was appointed in the first-filed arbitration proceedings commenced pursuant to any of the other Related Agreements.

9.2          Attorney Fees.

The costs of the Arbitration, including the fees of the Chair, shall be borne equally by the Parties unless a Party fails to “meet and confer” in good faith as set forth in Section 8.1 above. Each Party shall bear the fees and costs of its own party-selected Arbitrator. In the event one Party chooses both Arbitrators as provided above, then the other Party shall bear the fees and costs for all Arbitrators. Notwithstanding any provision ostensibly to the contrary herein, in any Arbitration and in any court proceedings to obtain judgment on and/or to enforce a Partial Final Award (if any) and Final Award, the substantially prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

Article X

EXTRA CONTRACTUAL OBLIGATIONS/LOSS IN EXCESS OF POLICY LIMITS

10.1        ECOs/XPLs.

To the maximum extent permitted by Applicable Law, this Reinsurance Agreement shall cover ECOs, ex gratia payments and XPLs, except for Specified ECO/XPL.

Article XI

SALVAGE AND SUBROGATION

11.1        Salvage and Subrogation.

The Reinsurer shall be subrogated to all rights of any Reinsured against any Person or other entity who may be legally responsible in damages constituting Reinsured Liabilities for which the Reinsurer shall actually pay, or become liable to pay, on or after the Financial Effective Date (but only to the extent of the amount of payment by, or the amount of liability of, the Reinsurer), subject to subrogation rights under the Indemnity Agreements and the Inuring Third Party Reinsurance Agreements, which shall continue pro rata to the rights of the Reinsurer with respect to each Claim. Reinsured hereby assigns, transfers and conveys to the Reinsurer any and all rights of the Reinsured to deductibles, salvage and subrogation on the Subject Business and on the Reinsured Contracts, except for such rights assigned under the Indemnity Agreements and the Inuring Third Party Reinsurance Agreements, pro rata as aforesaid.

Article XII

INURING THIRD PARTY REINSURANCE AGREEMENTS; INDEMNITY AGREEMENTS

12.1        Inuring Third Party Reinsurance Agreements.

The Inuring Third Party Reinsurance Agreements shall be administered by the Reinsured. Subject to above Section 2.2 (“Ultimate Net Loss”), in the event that Inuring Third Party Reinsurance Recoverables relating to the Subject Business Claims are paid by Reinsurer, they shall be paid to Reinsurer.

12.2        Indemnity Agreements.

If the Reinsured has a right to indemnification under an Indemnity Agreement, it will timely submit a written accounting or loss bordereau monthly under such Indemnity Agreement and, if any payment is not made in accordance with such Indemnity Agreement, use reasonable best efforts to draw down collateral in accordance with the provisions of such Indemnity Agreement. Amounts indemnifiable under the Indemnity Agreements shall only constitute Ultimate Net Loss to the extent that (i) the Reinsured has complied with this Section 12.2 and not recovered under the relevant Indemnity Agreements, and (ii) the Reinsured has a valid claim under the applicable Indemnity Agreement; provided that amounts indemnifiable under the Indemnity Agreements that would constitute Ultimate Net Loss pursuant to this Section 12.2 shall be reduced by any amounts withdrawn by the Reinsured from the Existing Trust Account and not subsequently applied in accordance with the Trust Agreement or returned to the Trust Account.

Article XIII

COLLATERAL

13.1        General Collateral Provisions and Triggers.

(a)           The required collateral amount under this Reinsurance Agreement shall be 102% of the Reinsured’s estimate of Reinsurer’s obligations under this Reinsurance Agreement (such estimate to assume that there is no obligation to pay under this Reinsurance Agreement for losses covered by any Indemnity Agreement) (“Required Collateral Amount”), calculated as shown in Schedule 4. As of the Contract Effective Date, the Required Collateral Amount is three hundred and twelve million, three hundred and fifty-nine thousand, eighty-six dollars and ninety-three cents ($312,359,086.93).

(b)           The Reinsured shall review and revise the Required Collateral Amount (i) at least monthly, beginning as of October 1, 2021, to reflect payments made by the Reinsurer for its obligations under this Reinsurance Agreement and (ii) no more frequently than monthly beginning as of October 1, 2021 and no more frequently than quarterly beginning as of April 1, 2022, to reflect changes in the estimated Ultimate Net Loss (such estimate to assume that there is no obligation to pay under this Reinsurance Agreement for losses covered by any Indemnity Agreement). The Reinsured shall make such revisions such that the Required Collateral Amount shall be 102% of ceded reserves with respect to the Subject Business (x) based on reserves recorded in its statutory financial statements and (y) based on its estimate of Ultimate Net Loss using standard actuarial principles consistent with the Reinsured’s policies and practices as of the Contract Effective Date, as reasonably adjusted to reflect changes to the Reinsured’s historical claims paying practices, including with respect to the Administrator’s practices with respect to case reserving and amount and timing of claims payments (the “Collateral Revision Principles”).

(c)           The Reinsured may also revise the Required Collateral Amount using the Collateral Revision Principles at other reasonable times, including (i) following the termination of this Reinsurance Agreement or (ii) if Reinsurer fails to maintain Minimum Capital and Surplus and the Reinsurer has not cured such shortfall within ninety (90) calendar days of becoming aware thereof.

(d)           If there is a change in the Required Collateral Amount pursuant to Section 13.1(b) or Section 13.1(c), the Reinsured shall deliver to the Reinsurer an amended and restated Schedule 4, and any amounts due to or from the Reinsured in connection with the change in the Required Collateral Amount shall be payable within ten (10) calendar days following the delivery of such amended and restated Schedule 4. Each such amended and restated Schedule 4 delivered by the Reinsured to the Reinsurer shall be deemed to constitute a representation and warranty by the Reinsured to the Reinsurer that such proposed revision has been determined in accordance with the Collateral Revision Principles and otherwise in accordance with the terms of this Section 13.1(d). If, pursuant to the dispute resolution provisions of this Article XIII, it is determined that the amount payable pursuant to such amended and restated Schedule 4 is less than the amount set forth therein, such excess shall be promptly refunded to the Reinsurer.

(e)           Except as provided in Section 13.1(f), the Reinsurer may dispute a revision to the Required Collateral Amount delivered by the Reinsured pursuant to Section 13.1(d) (i) to the extent it was not calculated in accordance with the Collateral Revision Principles; or (ii) for any calculation of the Required Collateral Amount with respect to any calendar quarter beginning with the calendar quarter starting April 1, 2023, if the amount of the Revised Collateral Amount that is in dispute is greater than five percent (5%) of the Required Collateral Amount calculated by the Reinsured reflected on the proposed amended and restated Schedule 4, by written notice of dispute delivered to the Reinsured within ten (10) calendar days following the delivery of such amended and restated Schedule 4. The Reinsurer or the Reinsured may deliver a written demand for a “meet and confer” pursuant to the procedures set forth in Section 8.1 following any such notice of dispute.

(f)            Disputes that are not resolved via the meet and confer required pursuant to Section 13.1(e) shall be resolved by the Independent Actuary. If the Independent Actuary cannot be mutually agreed upon, disputes that are not resolved via the meet and confer required pursuant to Section 13.1(e) shall be resolved by an Actuary Panel. In the case of a dispute under Section 13.1(e)(i), the Independent Actuary’s or Actuary Panel’s review, as the case may be, of the Reinsured’s calculation of the Required Collateral Amount shall be limited to whether the Reinsured calculated such amount using the Collateral Revision Principles. In the case of a dispute under Section 13.1(e)(ii), the Independent Actuary or Actuary Panel, as the case may be, shall conduct a de novo calculation of the Required Collateral Amount applying standard actuarial principles, calculating a new Required Collateral Amount that is between the Reinsured’s and the Reinsurer’s calculation thereof. The Reinsurer and the Reinsured shall use commercially reasonable efforts to cause the Independent Actuary or Actuary Panel, as the case may be, to deliver its resolution of such dispute within thirty (30) calendar days of the request by the Reinsurer and the Reinsured, and such determination shall be binding as a substitute to an amended and restated Schedule 4 under Section 13.1(d). In the case of a dispute under Section 13.1(e)(i), (x) the expenses of the Independent Actuary or Actuary Panel, as the case may be, shall be paid by the Reinsured if the Independent Actuary or Actuary Panel, as the case may be, finds that the calculation was not made using the Collateral Revision Principles, and by the Reinsurer if such Independent Actuary or Actuary Panel finds that the calculations were made using the Collateral Revision Principles and (y) if such Independent Actuary or Actuary Panel finds that the calculations were made using the Collateral Revision Principles the Reinsurer shall not be permitted to bring a dispute under Section 13.1(e) for a period of 12 months after such determination by the Independent Actuary or Actuary Panel. In the case of a dispute under Section 13.1(e)(ii), (x) the expenses of the Independent Actuary or Actuary Panel, as the case may be, shall be paid by the Party whose calculation of the Required Collateral Amount was further from the amount determined by such Independent Actuary or Actuary Panel, provided that if the amount determined by such Independent Actuary or Actuary Panel is the midpoint between the calculations of the Required Collateral Amounts as calculated by the Parties, then the expenses of the Independent Actuary or Actuary Panel, as the case may be, shall be paid equally by the Parties and (y) if the Reinsurer’s calculation of the Required Collateral Amount was further from the amount determined by such Independent Actuary or Actuary Panel than the Reinsured’s calculation of the Required Collateral Amount, the Reinsurer shall not be permitted to bring a dispute under Section 13.1(e) for a period of 12 months after such determination by the Independent Actuary or Actuary Panel.

(g)           If there is a dispute between the Reinsured and the Reinsurer regarding the Required Collateral Amount or the delivery of collateral pursuant to this Article XIII, then during the pendency of such dispute the Reinsurer shall promptly (and in no event later than 10 calendar days following the date of such invoice) deposit the additional collateral in the Trust Account up to the Required Collateral Amount calculated by the Reinsured during the pendency of such dispute. If, as a result of the dispute proceedings pursuant to Section 13.1(f), the amount of Required Collateral Amount is determined to be less than the amount determined by the Reinsured, the Reinsurer may withdraw an amount such that the Trust Account is funded at the same level as if the amount determined by the Reinsured was the amount determined pursuant to Section 13.1(f).

13.2        Collateral.

(a)           The Reinsured and Reinsurer shall cooperate with each other to determine the Assets that will be deposited into the Trust Account to secure the Reinsurer’s obligations under this Reinsurance Agreement. All Assets that are initially deposited into the Trust Account will be specifically identified and listed on Exhibit A to the Trust Agreement.

(b)           On the Contract Effective Date, the Reinsured shall deposit the Net Reinsurance Premium on behalf of the Reinsurer into the Trust Account in accordance with Section 3.2(a)(i) of this Reinsurance Agreement.

(c)           All collateral which is posted pursuant to this Reinsurance Agreement shall consist of (i) Assets deposited into the Trust Account as provided in the Trust Agreement, (ii) the Loss Fund Amount attributable to obligations payable under this Reinsurance Agreement as described in Article XIV, or (iii) such other collateral acceptable to the Reinsured, which acceptance shall be in writing obtained from the Reinsured in advance of the Reinsurer posting such other form of collateral (the “Total Collateral”).

(d)           If the value of the Total Collateral is less than the Required Collateral Amount, the Reinsurer shall post, or cause to be posted, additional collateral to meet the Required Collateral Amount, within ten (10) calendar days of such shortfall.

(e)           With respect to any collateral the Reinsured may choose to accept other than pursuant to the Trust Agreement, any written agreements between the Reinsurer and the Reinsured regarding their respective rights and obligations with respect to such collateral are incorporated by reference into this Reinsurance Agreement.

Article XIV

LOSS FUND

14.1        Establishment of the Loss Fund Trust Account.

(a)           The Reinsured shall establish and maintain the Loss Fund Trust Account with the Administrator and the Loss Fund Trustee pursuant to the Loss Fund Trust Agreement. Monies in the Loss Fund Trust Account shall be held as collateral for estimated Loss Fund Reimbursements if, and to the extent, the Reinsured fails to reimburse the Administrator for payments that qualify as Loss Fund Reimbursements made by the Administrator pursuant to the Administrative Services Agreement and as described below.

(b)           Monies in the Loss Fund Trust Account shall be held in two separate sub-accounts to be maintained by the Loss Fund Trustee as collateral for estimated Loss Fund Reimbursements, one attributable to the aggregate estimated obligations covered by the Indemnity Agreements and this Reinsurance Agreement, and another attributable to the estimated obligations covered by the Inuring Third Party Reinsurance Agreements in respect of the Reinsured Contracts and Indemnified Policies. The Reinsured and the Reinsurer shall determine the portion of the Loss Fund Amount that is attributable to the Indemnity Agreements and this Reinsurance Agreement according to the methodology described in Schedule 5. The Reinsured (i) may withdraw an amount from the Trust Account (without penalties or interest) up to the amount of the then-current Loss Fund Amount required to be held in the relevant sub-account attributable to obligations under this Reinsurance Agreement, (ii) may withdraw an amount from the Existing Trust Account (without penalties or interest) up to the amount of the then-current Loss Fund Amount required to be held in the relevant sub-account attributable to obligations under the Indemnity Agreements and (iii) shall fund from its own funds such amount as is equal to the amount of the then-current Loss Fund Amount required to be held in the relevant sub-account attributable to obligations covered by the Inuring Third Party Reinsurance Agreements in respect of Reinsured Contracts and Indemnified Policies, provided, that in the case of clauses (i) or (ii) above, if sufficient funds are not held in the trust account of the Trust Agreement or the Existing Trust Agreement, as the case may be, as a result of withdrawals therefrom by the Reinsured as permitted by such trust agreement, then the Reinsured shall fund such amounts from its own funds.

(c)           If at any date of re-estimation of the Loss Fund Amount, the Reinsurer and the Reinsured determine that the amount required to be held in any sub-account of the Loss Fund Trust Account is less than the amount in such sub-account as of the date of re-estimation, then (i) to the extent such excess amount shall be in the relevant sub-account described in Section 14.1(b)(i), such amount shall be returned to the Trust Account; (ii) to the extent such excess amount shall be in the relevant sub-account described in Section 14.1(b)(ii), such amount shall be returned to the Existing Trust Account, and (iii) to the extent such excess amount shall be in the relevant sub-account described in Section 14.1(b)(iii), such amount shall be returned to the Reinsured.

(d)           If and to the extent the monies that the Administrator withdraws from the Loss Fund Trust Account are to fund Loss Fund Reimbursements that represent liabilities under this Reinsurance Agreement or the Indemnity Agreements, respectively, the Reinsured may withdraw an amount from the Trust Account or the Existing Trust Account, as applicable, equal to the amount of such withdrawal attributable to obligations under this Reinsurance Agreement or the Indemnity Agreements, respectively.

(e)           For the avoidance of doubt, any amounts held in the Loss Fund Trust Account shall still be considered as part of the Total Collateral under this Reinsurance Agreement (to the extent held in the sub-account described in Section 14.1(b)(i)) and shall be considered as part of the collateral held under the Existing Trust Agreement (to the extent held in the sub-account described in Section 14.1(b)(ii)). If the Administrator withdraws from the Loss Fund Trust Account, such withdrawal shall offset Aleka's liabilities to the Reinsured under this Reinsurance Agreement (to the extent they are attributed to the sub-account described in Section 14.1(b)(i)) and shall offset the relevant Insured's liabilities to the Reinsured under the Indemnity Agreements (to the extent they are attributed to the sub-account described in Section 14.1(b)(ii)).

(f)            As set forth in the Administrative Services Agreement, the Administrator shall invoice the Reinsured (and shall copy the Reinsurer on each such invoice) on a monthly basis in arrears for Loss Fund Reimbursements made by the Administrator pursuant to the terms of this Reinsurance Agreement. Except as set forth in Section 7.1, the Reinsured shall promptly (and in no event later than 30 calendar days following the date of such invoice) reimburse the Administrator. The Reinsured shall withdraw from the Trust Account, the Existing Trust Account and its own funds according to the portion of such invoice that is attributable to obligations under this Reinsurance Agreement, the Indemnity Agreements and the Inuring Third Party Reinsurance Agreements, respectively. The Reinsured and Reinsurer shall determine the portion of such reimbursement that is attributable to the Indemnity Agreements and this Reinsurance Agreement.

Article XV

REPRESENTATIONS AND WARRANTIES

15.1        Representations and Warranties of the Reinsured.

As of the Contract Effective Date, each of the Reinsured hereby represents and warrants to the Reinsurer that:

(a)           it is an insurance company duly organized, validly existing and in good standing under the laws of its domiciliary state and has all requisite corporate power and authority to carry out the operations of its business as they are now being conducted;

(b)           it has all requisite corporate power and authority to enter into this Reinsurance Agreement and to perform its obligations hereunder; its execution, delivery and performance of this Reinsurance Agreement has been duly authorized by all necessary limited liability company or corporate action, as applicable; its execution, delivery and performance of this Reinsurance Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of its charter, operating agreement, bylaws or similar organizational documents, (ii) violate any law, regulation, rule, decree, order, judgment or contractual restriction binding on it or its assets or (iii) conflict with or result in a breach or default under (with or without notice or lapse of time) or right of acceleration, amendment or termination under, or result in the creation of any lien on its properties or assets under, any contract or agreement to which it is a party or by which its property or assets is bound;

(c)           it has all licenses, certificates of authority or similar certificates necessary to conduct its business as currently conducted; all such licenses and certificates are valid and in full force and effect; and it is not subject to any pending or, to its knowledge, threatened action that would result in the suspension, termination, modification or impairment of any such license or certificate;

(d)           all consents or approvals required from any Governmental Authority or third party necessary for the due execution, delivery and performance by it of this Reinsurance Agreement have been obtained or made; and

(e)           it is Solvent as of immediately prior to the execution, delivery and performance of this Reinsurance Agreement, and will be Solvent as of and immediately after the consummation of the transactions contemplated hereby.

15.2        Representations and Warranties of the Reinsurer.

As of the Contract Effective Date, the Reinsurer hereby represents and warrants to the Reinsured that:

(a)           it is a captive insurance company duly organized, validly existing and in good standing under the laws of its domiciliary state and has all requisite corporate power and authority to carry out the operations of its business as they are now being conducted;

(b)           it has all requisite corporate power and authority to enter into this Reinsurance Agreement and to perform its obligations hereunder; its execution, delivery and performance of this Reinsurance Agreement has been duly authorized by all necessary limited liability company or corporate action, as applicable; its execution, delivery and performance of this Reinsurance Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of its charter, operating agreement, bylaws or similar organizational documents, (ii) violate any law, regulation, rule, decree, order, judgment or contractual restriction binding on it or its assets or (iii) conflict with or result in a breach or default under (with or without notice or lapse of time) or right of accelerations, amendment or termination under, or result in the creation of any lien on its properties or assets under, any contract or agreement to which it is a party or by which its property or assets is bound;

(c)           it has all licenses, certificates of authority or similar certificates necessary to conduct its business as currently conducted; all such licenses and certificates are valid and in full force and effect; and it is not subject to any pending or, to its knowledge, threatened action that would result in the suspension, termination, modification or impairment of any such license or certificate;

(d)           all consents or approvals required from any Governmental Authority or third party necessary for the due execution, delivery and performance by it of this Reinsurance Agreement have been obtained or made; and

(e)           it is Solvent as of immediately prior to the execution, delivery and performance of this Reinsurance Agreement, and will be Solvent as of and immediately after the consummation of the transactions contemplated hereby.

15.3        Notification of Breach.

Each Party hereto, upon obtaining actual knowledge of any breach, shall promptly notify the other Parties hereto of any breach of any of the foregoing representations and warranties, providing details as to the facts of the breach and plans to remediate same, and shall provide notification to all other Parties hereto of material developments of such remediation efforts.

Article XVI

REGULATORY AND LEGAL MATTERS

16.1        Actions.

If the Reinsurer or Reinsured receives notice of or otherwise becomes aware of any Action, such Party shall promptly (and in no event later than five (5) Business Days after becoming aware) notify the other Parties thereof. The Parties shall cooperate in good faith to coordinate resolution of such Action in a manner consistent with this Reinsurance Agreement and the Administrative Services Agreement.

Article XVII

CONFIDENTIALITY

17.1        Confidentiality.

(a)           Each Party (each, a “Receiving Party”) hereby acknowledges and agrees that the Confidential Information disclosed by any other Party (the “Disclosing Party”) hereunder is proprietary to the Disclosing Party, and absent prior written consent of the Disclosing Party, the Receiving Party agrees (i) to use the Confidential Information only in connection with the transfer of Reinsured Contracts pursuant to this Reinsurance Agreement and for the purpose of servicing the Reinsured Contracts hereunder and (ii) to keep the Confidential Information strictly confidential and not disclose it, except to its Representatives who “need to know” the Confidential Information for these purposes and, in the case of advisors, who are themselves bound by nondisclosure restrictions with respect to the Confidential Information that are no less strict than those contained herein. Each Receiving Party shall be liable for all acts and omissions that its respective Representatives make when accessing or using the Confidential Information. If a Receiving Party becomes aware of any disclosure or use of the Confidential Information not in compliance with this Reinsurance Agreement, such Receiving Party shall immediately notify the Disclosing Party. Each Receiving Party shall use at least the same degree of care in safeguarding each Disclosing Party’s Confidential Information as it uses in safeguarding its own confidential information. The Parties acknowledge that: (i) their ultimate parents are public companies, and that the Confidential Information may contain material non-public information concerning the Parties; (ii) they are aware of the restrictions imposed by U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, on persons and entities in possession of material non-public information; and (iii) they will not (and will direct their Representatives to not), directly or indirectly, use, or allow any third party to use, any Confidential Information in contravention of any U.S. federal or state securities laws. Nothing herein shall constitute an admission by either Party that any Confidential Information in fact contains or will contain material non-public information.

(b)           The Parties hereby acknowledge that a violation, or threatened violation, of this Section 17.1 would cause irreparable harm to the Disclosing Party and that remedies at law would be inadequate to redress any actual or threatened violation of this Section 17.1. The Parties agree that, in addition to other equitable relief, the Disclosing Party may seek to enforce this Section 17.1 by temporary and permanent injunctive relief without the requirement of posting a bond or other security and without regard to the requirements of Section 21.10.

(c)           The Receiving Party acknowledges that the use and disclosure of Personal Data is restricted by applicable Data Privacy Laws and agrees to maintain Personal Data in accordance with such Data Privacy Laws. In addition, the Receiving Party agrees to comply with industry standards that relate to data protection, privacy, encryption, identity theft, data breach, consumer protection and data security in its handling of Personal Data.

(d)           To the extent any Confidential Information disclosed under this Reinsurance Agreement constitutes information protected under the attorney-client privilege or attorney work product doctrine, including information protected under the common interest doctrine, disclosure of such Confidential Information shall not constitute a waiver of such privilege or protections. By disclosing such information, the Parties do not intend to waive any attorney-client privilege or work product protection that may apply to such Confidential Information.

(e)           Except for Personal Data, the Receiving Party’s obligation not to use or disclose Confidential Information under this Reinsurance Agreement shall not apply to information that: (i) becomes generally available to the public other than as the result of unauthorized disclosure by the Receiving Party or a third party; (ii) is independently developed by the Receiving Party without the aid, application, or use of the Confidential Information; or (iii) was received by the Receiving Party on a non-confidential basis prior to receipt from the Disclosing Party or from a third party lawfully possessing and lawfully entitled to disclose such information. The burden of establishing that information was known, received, acquired, or independently developed by the Receiving Party as provided above shall be the burden of the Receiving Party.

(f)            Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information if such disclosure is (i) required pursuant to a valid court order or regulatory requirement; or (ii) based upon the advice of legal counsel for the Receiving Party, is otherwise required by law, provided that, in the case of a valid court order: (a) if permitted by law, the Receiving Party shall furnish the Disclosing Party with a copy of the demand, summons, subpoena, or other legal process to compel such disclosure; (b) if permitted by law, the Receiving Party shall give the Disclosing Party reasonable prior notice of its intention to disclose the Confidential Information in order to allow an opportunity to seek appropriate protection; and (c) the Receiving Party shall take all reasonable steps, including the pursuit of a protective order, to restrict the disclosure of the Confidential Information to the greatest extent possible.

Article XVIII

ERRORS AND OMISSIONS

18.1        Errors and Omissions.

Inadvertent delays, errors or omissions made in connection with this Reinsurance Agreement or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as possible after discovery, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (i) the failure of either Party to comply with any provision of this Reinsurance Agreement is unintentional or the result of a misunderstanding or oversight and (ii) such failure to comply is promptly rectified, both Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

Article XIX

MATERIAL CHANGES

19.1        Material Changes to Reinsured Contracts and Inuring Third Party Reinsurance Agreements.

(a)           Neither the Reinsurer nor the Reinsured shall voluntarily make or agree to any material changes in the terms and conditions of any Reinsured Contract without the prior approval of such changes by the other, except to the extent of any Required Modifications.

(b)           All reinsurance under this Reinsurance Agreement shall be subject to the same terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Reinsured Contracts and Inuring Third Party Reinsurance Agreements of the Reinsured and their Affiliates resulting from (i) any requirement of or change in Applicable Law or (ii) any regulatory action or decision, or the decision of any Governmental Authority having jurisdiction over the Reinsured or its Affiliate (each a “Required Modification”); provided that, the Reinsured shall provide (x) written notice of any such Required Modification to the Reinsurer promptly upon the Reinsured becoming aware of such Required Modification and (y) as soon as practicable, (1) written evidence of such requirement or change in Applicable Law or of such regulatory action or decision by such Governmental Authority or, if such written evidence cannot be provided, (2) written legal advice of legal counsel (including in-house counsel) to such Party.

(c)           In the event any material changes are made by the Reinsurer to any Reinsured Contracts without the prior approval of the Reinsured and such changes result in any additional Ultimate Net Loss, the Reinsurer shall be responsible for paying the entire amount of additional Ultimate Net Loss arising from such Reinsured Contract.

(d)           Notwithstanding anything to the contrary herein, each Reinsured may novate, reinsure or otherwise transfer all or a portion of the Subject Business to a direct or indirect wholly owned domestic subsidiary of James River Group Holdings, Ltd. with the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, delayed or conditioned, with such novated, reinsured or otherwise transferred business and assuming company continuing to be reinsured hereby. All costs associated with such novation shall be borne by the Reinsured.

Article XX

ACCESS TO RECORDS; REPORTING

20.1        Access to Books and Records.

(a)           The Reinsured shall provide to the Reinsurer and its Representatives, upon twenty (20) Business Days’ prior notice, reasonable access during normal business hours to such books and records in connection with any Reinsured Contract (or Claims in connection therewith) that are reasonably necessary for the Reinsurer to verify the Reinsured’s compliance with its obligations under this Reinsurance Agreement and the Indemnity Agreements following the Financial Effective Date and to provide any information to administer a Claim, whether open or not; provided that the Reinsured shall not be required to provide access to any books and records with respect to Claims that closed prior to the Financial Effective Date (except that the Reinsured shall also provide access to any books and records with respect to Claims closed subsequent to January 1st, 2021 as is reasonably needed by the Reinsurer’s outside auditors for financial reporting purposes) or any matter that is released by the Uber Parties (as defined in the Release Agreement) pursuant to the Release Agreement.

(b)           The Reinsurer shall not have the right to inspect books and records that are subject to privilege from disclosure to the Reinsurer as a result of the attorney-client privilege, the attorney work-product privilege and other applicable privileges and immunities; provided that, the Reinsured shall take commercially reasonable steps to attempt to provide the Reinsurer with the information requested. In no event shall the Reinsurer have access to privileged materials relating to any dispute between the Reinsurer and the Reinsured.

(c)           The Reinsurer shall bear the cost of any such audit. No such audit shall unreasonably interfere with the conduct of Reinsured’s business, and the Reinsurer shall have the right to audit the other Party pursuant to this provision no more than four times in a calendar year.

20.2        Reporting.

(a)           On a monthly basis, the Reinsured shall provide to Reinsurer a monthly statement that details the following as respects the Subject Business: (i) Paid and Case Reserve amounts for each component of Ultimate Net Loss (i.e., Covered Losses, Allocated Loss Adjustment Expenses, Salvage and Subrogation Recoveries, Inuring Third Party Reinsurance Recoverables, losses indemnified by the Insureds pursuant to the existing Indemnity Agreements); (ii) Reinsured’s estimate of Ultimate Net Loss consistent with its most recent quarterly financial statements; and (iii) the Required Collateral Amount .

(b)           The Reinsurer shall deliver to the Reinsured: (1) a copy of its audited annual financial statements prepared in accordance with accounting principles generally accepted in the United State of America within five (5) Business Days following the filing of the audited annual financial statements with the Insurance Division of the Hawaii Department of Commerce and Consumer Affairs but no later than June 30 of each year; (2) a copy of its unaudited quarterly balance sheet and statement of income prepared in accordance with accounting principles generally accepted in the United States of America no later than twenty five (25) Business Days after the end of each of the first three calendar quarters of each year; and (3) a calculation of its capital and surplus no later than twenty five (25) Business Days after the end of each calendar quarter.

Article XXI

MISCELLANEOUS PROVISIONS

21.1        Notices.

All notices, demands or requests made pursuant to, under or by virtue of this Reinsurance Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) delivered by email, provided that the email is promptly confirmed, or (iv) mailed to the Party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

If to any of the Reinsured:

James River Insurance Company

James River Casualty Company

c/o James River Group, Inc.

1414 Raleigh Road, Suite 405

Chapel Hill, NC 27517

Attention:	Frank D’Orazio, Chief Executive Officer

Jeanette Miller, Chief Legal Officer

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Alexander R. Cochran

(212) 909-6311

arcochran@debevoise.com

If to the Reinsurer:

Aleka Insurance, Inc.

201 Merchant Street, Suite 2400

Honolulu, Hawaii 96813

Attention: Christina Kamaka

With a copy to: [Redacted]

Any Party may, from time to time, specify as its address for purposes of this Reinsurance Agreement any other address upon the giving of two (2) calendar days’ prior notice thereof to the other Parties.

21.2        Entire Agreement.

This Reinsurance Agreement (including the exhibits and schedules hereto) and any other documents delivered pursuant hereto constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. Notwithstanding the above, the Parties acknowledge that the Related Agreements shall remain in full force and effect according to their respective terms, except as otherwise amended by the Parties in writing or by this Reinsurance Agreement or the other Related Agreements.

21.3        Waiver and Amendment.

This Reinsurance Agreement may not be modified or amended except in written instrument agreed to and signed by the Reinsured and Reinsurer. No waiver of any of the provisions of this Reinsurance Agreement shall be effective unless in writing and signed by the waiving Party. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

21.4        Successors and Assigns.

The rights and obligations of the Parties under this Reinsurance Agreement shall not be subject to assignment without the prior written consent of the other Parties, and any attempted assignment without the prior written consent of the other Party shall be invalid ab initio. This Reinsurance Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their legal representatives, directors and/or officers, successors in interest and assignees. The terms “Reinsured” and “Reinsurer” shall include their respective permitted assigns and successors-in-interest.

21.5        Headings.

The headings of this Reinsurance Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Reinsurance Agreement hereof.

21.6        Construction; Interpretation.

The Parties to this Reinsurance Agreement understand and agree that this Reinsurance Agreement has been negotiated at arm’s length and on equal footing as between the Reinsured and the Reinsurer, that all of the Parties are sophisticated, and that all of the Parties fully understand and agree to all the terms and conditions contained in this Reinsurance Agreement. Accordingly, in any dispute concerning the meaning of this Reinsurance Agreement, or any term or condition hereof, such dispute shall be resolved without any presumption or rule of construction in favor of either Party or any related or similar doctrine. When a reference is made to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of or to this Reinsurance Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Reinsurance Agreement, they shall be deemed to be followed by the words “without limitation.” The words “Reinsurance Agreement,” mean this Reinsurance Agreement as amended or supplemented, together with all Exhibits and Schedules attached hereto or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Reinsurance Agreement in its entirety and not to any particular Article, Section or provision of this Reinsurance Agreement. The references to “$” shall be to United States dollars. Reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. References to a Person are also to its successors and permitted assigns, including by reason of merger, consolidation or otherwise. For the avoidance of doubt, the Parties agree that each Party shall be responsible for its own fees and expenses (including fees and expenses of outside counsel and outside consultants) incurred in connection with the entry into this Reinsurance Agreement and the Related Agreements.

21.7        Governing Law and Jurisdiction.

This Reinsurance Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction, and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws.

21.8        No Third Party Beneficiaries.

Nothing in this Reinsurance Agreement is intended or shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Reinsurance Agreement or any provision contained herein.

21.9        Counterparts.

This Reinsurance Agreement may be executed in counterparts, all of which when taken together shall constitute one and the same instrument, and any Party hereto may execute this Reinsurance Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Reinsurance Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Reinsurance Agreement.

21.10      Specific Performance.

Each of the Parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the provisions of this Reinsurance Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Reinsurance Agreement by the other Party and to enforce specifically this Reinsurance Agreement and the terms and provisions hereof in any action instituted in accordance with Article IX, in addition to any other remedy to which such Party may be entitled, at law or in equity. The Parties further agree that (a) by seeking the remedies provided for in this Section 21.10 a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Reinsurance Agreement, including monetary damages in the event that this Reinsurance Agreement has been terminated or in the event that the remedies provided for in this Section 21.10 are not available or otherwise are not granted and (b) nothing contained in this Section 21.10 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 21.10 before exercising any termination right under Article V nor shall the commencement of any action pursuant to this Section 21.10 or anything contained in this Section 21.10 restrict or limit any Party’s right to terminate this Reinsurance Agreement in accordance with the terms of Article V or pursue any other remedies under this Reinsurance Agreement that may be available then or thereafter.

21.11      Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS REINSURANCE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS REINSURANCE AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS REINSURANCE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS REINSURANCE AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.11.

21.12      Currency.

All financial data required to be provided pursuant to the terms of this Reinsurance Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties.

21.13      Non-Solicitation.

From the Contract Effective Date until the termination of this Reinsurance Agreement pursuant to Article V hereof, neither the Reinsured or the Reinsurer shall, and each shall instruct its Affiliates and representatives not to, solicit for employment, employ or attempt to employ or divert any Person known to the Reinsured or Reinsurer (as applicable) to be an employee of the other or its Affiliates whose job responsibilities cover the Subject Business, provided that, each of the Reinsured and the Reinsurer may (a) solicit for employment or employ or attempt to employ any Persons who has not been employed by the other or its Affiliates for at least six (6) months prior to such solicitation, employment or attempt to employ, (b) engage in general solicitations of employment not specifically directed at employees of the other or its Affiliates and (c) employ any Person (other than a Person who becomes known to such Party or its Affiliates in connection with the Subject Business) who contacts such Party on his or her own initiative without any direct or indirect solicitation (other than general solicitations described in the foregoing clause (b)) by or encouragement from such Party.

21.14     Taxes.

(a)           Upon prior written request therefor, the Reinsurer shall provide or otherwise make available updated documentation on forms approved by the United States Internal Revenue Service that establish an exemption from withholding of premium payable hereunder. If the Reinsurer fails to do so or ceases to be exempt from withholding in accordance with FATCA, the Reinsured shall withhold the applicable percentage on premium payable hereunder and the Reinsurer shall allow such withholding. The Reinsured acknowledges that no withholding will be required, and agrees not to withhold any amount of taxes, in respect of a premium payable hereunder if the Reinsurer provides the Reinsured with a properly executed, complete and correct Internal Revenue Service Form W-9 with respect to the Reinsurer. Interest shall not be payable on any amounts withheld in accordance herewith, nor shall any such amounts be subject to offset. In the event any return of premium is due to the Reinsured, the Reinsurer will return the premium paid hereunder and the Reinsured or its agent will recover Taxes paid to the United States Internal Revenue Service in accordance herewith. Notwithstanding the foregoing, in the event that the Reinsured’s attempt to recover such Taxes is denied, contested or disputed by the United States Internal Revenue Service, then the Reinsurer shall reimburse the Reinsured for such Taxes within thirty (30) calendar days of receipt of written notice of such denial, contest or dispute. The Reinsurer agrees to indemnify the Reinsured for any Tax liability, or interest or penalty related to such tax liability, that the Reinsured may incur by reason of (i) any inaccurate or invalid documentation provided to establish an exemption from FATCA withholding, or (ii) a violation by the Reinsurer of any other applicable withholding tax requirement.

(b)          Each of the Parties agrees that it (or its Affiliate) will pay any Taxes imposed on such Party by virtue of its participation in the transactions contemplated by this Reinsurance Agreement.

21.15     Severability.

If any provision of this Reinsurance Agreement is held to be void or unenforceable, in whole or in part, (i) such invalidity or unenforceability shall not invalidate or render unenforceable any other provision of this Reinsurance Agreement or this Reinsurance Agreement, and (ii) the Parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

(The remainder of this page has been intentionally left blank.)

IN WITNESS WHEREOF, the Parties hereby execute this Reinsurance Agreement on the day and year first set forth above.

JAMES RIVER INSURANCE COMPANY

By:	/s/ Richard J. Schmitzer
Name: Richard J. Schmitzer
Title: Chief Executive Officer

[Signature Page to Loss Portfolio Transfer Reinsurance Agreement]

JAMES RIVER CASUALTY COMPANY

By:	/s/ Richard J. Schmitzer
Name: Richard J. Schmitzer
Title: Chief Executive Officer

[Signature Page to Loss Portfolio Transfer Reinsurance Agreement]

ALEKA INSURANCE, INC.

By:	/s/ Henry G. “Gus” Fuldner
Name: Henry G. “Gus” Fuldner
Title: President

[Signature Page to Loss Portfolio Transfer Reinsurance Agreement]